EXHIBIT 99.1

Harsco Reports Record Third Quarter Diluted EPS of $0.95, Up 28%; Company Raises 2005 Earnings Guidance

 - Third quarter sales up 13 percent to a record $697 million

 - Third quarter operating margins up 120 basis points, and up
   110 basis points through the first nine months

 - Cash from operations up 40 percent year-to-date to a record
   $233 million

 - Company raises its full year 2005 guidance for diluted EPS from continuing operations to $3.27 - $3.32, from previous $3.17 - $3.27

HARRISBURG, Pa., Oct. 20, 2005 (PRIMEZONE) -- Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) today reported new records for sales, income from continuing operations, and earnings per diluted share from continuing operations for the third quarter and first nine months of the year. Cash flow from operations through the first nine months also set a new record.

For the third quarter of 2005, diluted earnings per share (EPS) from continuing operations were a record $0.95, an increase of 28 percent from $0.74 in the third quarter of 2004. Third quarter income from continuing operations, also a record, was up 30 percent to $40.0 million from $30.7 million last year. Overall operating margins improved by approximately 120 basis points to 10.0 percent, up from 8.8 percent in last year's comparable quarter, reflecting a significant improvement in operating income from three of the Company's four operating groups. Third quarter sales were up 13 percent to a record $697 million, compared with $617 million in the same period last year. Positive foreign currency translation contributed approximately $4.9 million to this year's third quarter sales and $1.2 million to pre-tax income. Also included in the quarter was a one-time $0.02 per share tax benefit from an approximately $1.0 million tax refund from an international jurisdiction.

For comparison, last year's third quarter included income from discontinued operations of $7.9 million after-tax, or $0.19 per share, from the favorable settlement of a long-standing Federal Excise Tax (FET) dispute with the U.S. Government concerning U.S. Army five-ton trucks formerly produced by the Company.

For the first nine months of 2005, sales, income from continuing operations, and diluted earnings per share from continuing operations were all records. Income from continuing operations was $104.9 million, or $2.49 per diluted share, compared with income from continuing operations of $78.5 million, or $1.89 per diluted share in the first nine months of 2004. This year's results represent increases in income and diluted EPS of 34 percent and 32 percent, respectively. Sales for the first nine months of 2005 were $2.03 billion, an increase of 14 percent from sales of $1.79 billion in the same period a year ago. Positive foreign currency translation contributed approximately $34.6 million to this year's first nine month sales and $3.7 million to pre-tax income.

The first nine months of last year included income from discontinued operations of $7.7 million after-tax, or $0.19 per share, principally representing the previously mentioned favorable settlement of the FET dispute.

Commenting on the Company's performance, Harsco Chairman, President and Chief Executive Officer Derek C. Hathaway said, "We continue to be pleased with the operating income balance and geographical diversity of the Company, which again has provided the foundation for record results and the growing consistency and predictability of revenue and income streams. Our Access Services, Engineered Products & Services and Gas Technologies operating groups each achieved a gain of at least 50 percent in operating income in this third quarter compared with the comparable period last year.

"With the continued investment of our strong cash flows in new contract services and other opportunities for growth, and with appropriate consideration to the benefits of further acquisitions in our industrial services businesses, such as our planned acquisition of the Hunnebeck Group GmbH announced several weeks ago, we remain confident in our ability to meet our stated financial objectives."

Third Quarter Business Review

Mill Services

Sales in the third quarter 2005 increased 4 percent to $255 million from $245 million in last year's third quarter. However, higher energy costs, announced production cut backs by global steel customers, and higher severance costs resulted in a modest 7 percent decline in third quarter operating income to $23.1 million from $25.0 million last year. Operating margins decreased by some 110 basis points in the third quarter of 2005 to 9.1 percent from 10.2 percent in the third quarter of 2004. However, for the nine months of 2005, margins are up 10 basis points year-over-year to 10.5 percent. Positive foreign currency translation contributed approximately $5.6 million to sales and $0.9 million to operating income in the third quarter.

The outlook for Mill Services remains positive. The Company continues to actively pursue new contract signings for additional services with existing customers as well as potential new customers, in addition to seeking other areas of future growth potential. Worldwide steel demand continues to be substantial, with industry sources predicting a 3 percent increase in demand to 998 million metric tons this year, and further growth of another 4 to 5 percent next year.

Access Services

Sales both internationally and in North America again increased in the third quarter, for a combined increase of 11 percent to $195 million, up from $176 million in last year's third quarter. Foreign currency translation decreased sales by approximately $1.0 million in the quarter. Operating income for the quarter grew a strong 55 percent to $20.9 million from $13.4 million last year, led by an approximately 165 percent improvement in operating income from North America operations and a 33 percent increase from international operations. The effect of foreign currency translation on operating income was not material. Pension expense was reduced by approximately $0.9 million compared with last year. Also contributing to operating income was a $1.6 million pre-tax gain in North America from the disposal of assets related to the closing of a branch location.

Operating margins increased by 310 basis points to 10.7 percent from 7.6 percent in last year's third quarter, benefiting from higher rental equipment utilization, better market conditions and improved pricing, particularly in the U.S., as well as the previously mentioned gain on disposal of assets.

The outlook for nonresidential construction activity continues to be favorable. U.S. industry sources are estimating nonresidential construction spending in constant dollars to be up in the mid-to-high single digits in 2006. It should be noted that these industry estimates may not fully reflect the impact on construction activity as a result of the recent U.S. hurricanes. In addition, the Company continues to expand its international Access Services presence with the recent announcements of the opening of its first branch in Ukraine and the planned purchase of Europe's third-largest provider of highly engineered construction formwork and scaffolding access equipment services, Hunnebeck Group GmbH. The Hunnebeck acquisition is expected to be completed in the fourth quarter, subject to regulatory approval.

Engineered Products and Services ("All Other")

Sales in the third quarter increased 34 percent to $149 million from $112 million last year. Operating income increased to $20.9 million from $13.7 million in the third quarter of last year, up some 53 percent. Operating margins improved by 180 basis points to 14.0 percent, from 12.2 percent last year. The effect of foreign currency translation on sales and income was not material for this group.

Four of the five operating units of this business group posted increased sales, operating income, and operating margins in the third quarter of 2005 compared with the third quarter of 2004. Results were led by the strong performance of this group's largest unit, Harsco Track Technologies, reflecting increased contracting services activity and higher equipment and parts sales, in part due to the advancement of certain deliveries into the third quarter. Also notable was the strong performance of the Company's Air-X-Changers, IKG and Patterson-Kelley business units. Only Reed Minerals produced results slightly below last year, primarily due to the difficulty in obtaining rail cars to deliver its products throughout the quarter, and to a lesser extent higher energy costs.

The outlook continues to be positive for the Engineered Products and Services Group. While Harsco Track Technologies will have a difficult fourth quarter comparison due to its record performance and high volume of deliveries in last year's fourth quarter, coupled with its modest advancement of some deliveries into this year's third quarter, the 2006 outlook for this division is positive. International bidding remains strong and recent signings of new contract services in North America are expected to establish a solid foundation for further growth. Air-X-Changers continues to benefit from increased oil and natural gas drilling, and IKG Industries and Reed Minerals are expected to see some benefit from post-Katrina reconstruction. Patterson-Kelley is expected to continue to benefit from increased market acceptance of its new products.

Gas Technologies

Sales in the third quarter were up 16 percent to $98 million compared with $84 million last year. Operating income of $5.2 million was more than double last year's income of $2.4 million. Operating margins improved by 240 basis points in the third quarter of 2005 to 5.3 percent from 2.9 percent last year. As expected, income and margins were positively affected in the quarter by $4.0 million in lower commodity costs, particularly steel, compared with last year's third quarter. It should be noted that last year's third quarter was negatively affected by $4.1 million in higher commodity costs from 2003. The effect of foreign currency translation was not material.

This Segment represented 7.4 percent of the Company's total operating income in the third quarter. Efforts continue to lower costs and improve margins for the valve product line, as well as to improve results within this Segment's other product lines.

General Corporate

The effective tax rate from continuing operations for the third quarter of 2005 was 30.8 percent, compared with 27.1 percent in the third quarter of last year. The rate in this year's third quarter benefited from a one-time $0.02 per share or $1.0 million from an international tax refund. The effective tax rate for the fourth quarter is expected to be approximately 33.4 percent, excluding the effect of dividend repatriations under the American Jobs Creation Act of 2004.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities in the third quarter was $98 million, up 42 percent from $69 million in last year's third quarter. Net cash used by investing activities was $69 million, a 29 percent increase over $54 million last year. The increased use of cash reflects the Company's higher investment in organic growth initiatives, which represented approximately 51 percent of year-to-date capital expenditures. Net cash provided by operating activities for the first nine months of 2005 was a record $233 million, compared with $166 million in 2004, an increase of 40 percent.

Total debt decreased by $14 million in the quarter to $611 million, from $625 million at the end of the second quarter. The Company's debt-to-capital ratio improved to 38.9 percent at the end of the third quarter, compared with 40.3 percent at the end of the second quarter and 40.6 percent at the prior year-end.

Meaningful improvement continues to be achieved in Economic Value Added (EVA(R)), with further improvements realized in the third quarter. For the first nine months of 2005, EVA has improved in eight of the Company's nine business units.

Outlook

For the fourth quarter, the Company is forecasting earnings from continuing operations in the range of $0.79 to $0.84 per diluted share, compared with $0.84 per diluted share in last year's fourth quarter. As noted above, the Company's Harsco Track Technologies (HTT) division delivered a significant number of units in last year's fourth quarter, principally to international customers. In 2005, HTT's sales and operating income have been much more weighted toward the first nine months of the year. Also, the effective tax rate in the fourth quarter of 2004 was 26.4 percent, compared with the 33.4 percent anticipated for this year's fourth quarter as discussed above.

With continued improved operating results in the third quarter and first nine months of 2005, and considering the $0.02 per share one-time tax benefit in the third quarter as discussed above, the Company is increasing its full year guidance for earnings from continuing operations to a range of $3.27 to $3.32 per diluted share, from the previous range of $3.17 to $3.27 per diluted share. This represents an increase of 20 to 22 percent over the $2.73 per diluted share reported in 2004.

Forward-Looking Statements

The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory, and technological conditions, risks, and uncertainties. In accordance with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Forward-looking statements include information about management's confidence and strategies for performance; expectations for new and existing products, technologies, and opportunities; and expectations regarding growth, sales, cash flows, earnings, and EVA. These statements are identified by the use of such terms as "may," "could," "expect," "anticipate," "intend," "believe," or other comparable terms.

Risk factors and uncertainties which could affect results include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, interest rates, and capital costs; (3) changes in the performance of stock and bond markets, particularly in the United States and United Kingdom; (4) changes in governmental laws and regulations, including taxes and import tariffs; (5) market and competitive changes, including pricing pressures, market demand, and acceptance for new products, services, and technologies; (6) unforeseen business disruptions in one or more of the over 40 countries in which the Company operates due to political instability, civil disobedience, armed hostilities or other calamities; and (7) other risk factors listed from time to time in the Company's SEC reports. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 2:00 p.m. Eastern Time (ET) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 9304061.

About Harsco

Harsco Corporation is a diversified, global industrial services and engineered products company. Harsco's market-leading businesses provide mill services, access services, engineered products and services, and gas containment and control technologies to customers worldwide. The company employs approximately 18,500 people in more than 40 countries of operation. Additional information about Harsco can be found at www.harsco.com.

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
 (In thousands, except per share amounts)

                           Three Months Ended    Nine Months Ended
                              September 30         September 30
                             2005      2004       2005        2004
 ---------------------------------------------------------------------
 Revenues from continuing
  operations:
   Service sales        $   472,183  $439,956  $1,440,543  $1,286,563
   Product sales            225,286   177,332     593,134     504,575
 ---------------------------------------------------------------------
    Total revenues          697,469   617,288   2,033,677   1,791,138
 ---------------------------------------------------------------------
 Costs and expenses from
  continuing operations:
   Cost of services sold    350,169   325,453   1,069,975     956,839
   Cost of products sold    182,477   145,292     482,633     410,772
   Selling, general and
    administrative
    expenses                 95,090    90,594     287,338     268,053
   Research and
    development expenses        620       590       1,991       1,971
   Other (income) expenses     (502)      907         347       4,480
 ---------------------------------------------------------------------
   Total costs and
    expenses                627,854   562,836   1,842,284   1,642,115
 ---------------------------------------------------------------------
   Operating income from
    continuing operations    69,615    54,452     191,393     149,023

 Equity in income (loss)
  of unconsolidated
  entities, net                 (29)       38          92         210
 Interest income                879       454       2,024       1,655
 Interest expense            (9,921)  (10,092)    (30,783)    (30,412)
 ---------------------------------------------------------------------
   Income from continuing
    operations before
    income taxes and         60,544    44,852     162,726     120,476
    minority interest

 Income tax expense         (18,624)  (12,147)    (51,380)    (35,616)
 ---------------------------------------------------------------------
   Income from continuing
    operations before
    minority interest        41,920    32,705     111,346      84,860

 Minority interest in
  net income                 (1,898)   (2,031)     (6,458)     (6,349)
 ---------------------------------------------------------------------
 Income from continuing
  operations                 40,022    30,674     104,888      78,511
 ---------------------------------------------------------------------
 Discontinued operations:
  Loss from operations of
   discontinued business      (111)     (203)       (452)       (619)
  Gain/(loss) on disposal
   of discontinued business     66       (36)        261        (124)
  Income/(loss) related
   to discontinued
   defense business             (6)   12,529          26      12,753
  Income tax benefit
   (expense)                    19    (4,411)         62      (4,298)
 ---------------------------------------------------------------------
 Income/(loss) from
  discontinued operations      (32)    7,879        (103)      7,712
 ---------------------------------------------------------------------
       Net Income       $   39,990  $ 38,553  $  104,785  $   86,223
 =====================================================================

 Average shares of
  common stock
  outstanding                41,693    41,165      41,603      41,061

 Basic earnings per
  common share:
   Continuing
    operations          $      0.96  $   0.75  $     2.52  $     1.91
   Discontinued
    operations                   --      0.19          --        0.19
 ---------------------------------------------------------------------
 Basic earnings per
  common share          $      0.96  $   0.94  $     2.52  $     2.10
 =====================================================================
 Diluted average shares
  of common stock
  outstanding                42,112    41,589      42,046      41,525

 Diluted earnings per
  common share:
   Continuing
    operations          $      0.95  $   0.74  $     2.49  $     1.89
   Discontinued
    operations                   --      0.19          --        0.19
 ---------------------------------------------------------------------
 Diluted earnings per
  common share          $      0.95  $   0.93  $     2.49  $     2.08
 =====================================================================

 Harsco Corporation
 CONSOLIDATED BALANCE SHEETS (Unaudited)
 (In thousands)

                                            September 30    December 31
                                                 2005           2004(a)
 ---------------------------------------------------------------------
 ASSETS
 Current assets:
  Cash and cash equivalents                 $   113,231    $    94,093
  Accounts receivable, net                      566,996        555,191
  Inventories                                   246,622        217,026
  Other current assets                           62,405         58,614
  Assets held for sale                           36,316            932
 ---------------------------------------------------------------------
    Total current assets                      1,025,570        925,856
 ---------------------------------------------------------------------
 Property, plant and equipment, net             949,732        932,298
 Goodwill, net                                  401,964        433,125
 Other assets                                   105,566         98,477
 ---------------------------------------------------------------------
    Total assets                            $ 2,482,832    $ 2,389,756
 =====================================================================

 LIABILITIES

 Current liabilities:
  Short-term borrowings                     $     7,148    $    16,145
  Current maturities of long-term debt            6,512         14,917
  Accounts payable                              204,876        220,322
  Accrued compensation                           60,848         63,776
  Income taxes                                   47,550         40,227
  Dividends payable                              12,519         12,429
  Insurance liabilities                          57,266         23,470
  Other current liabilities                     198,905        187,111
  Liabilities associated with assets
   held for sale                                 15,945            691
 ---------------------------------------------------------------------
    Total current liabilities                   611,569        579,088
 ---------------------------------------------------------------------
 Long-term debt                                 597,718        594,747
 Deferred income taxes                          109,433         95,702
 Insurance liabilities                           56,889         53,960
 Retirement plan liabilities                     93,591         97,586
 Other liabilities                               52,787         54,483
 ---------------------------------------------------------------------
    Total liabilities                         1,521,987      1,475,566
 ---------------------------------------------------------------------

 STOCKHOLDERS' EQUITY

 Common stock                                    85,256         84,889
 Additional paid-in capital                     152,340        139,532
 Accumulated other comprehensive expense       (160,094)      (127,491)
 Retained earnings                            1,487,926      1,420,637
 Treasury stock                                (603,261)      (603,377)
 Unearned stock-based compensation               (1,322)            --
 ---------------------------------------------------------------------
    Total stockholders' equity                  960,845        914,190
 ---------------------------------------------------------------------
    Total liabilities and
     stockholders' equity                   $ 2,482,832    $ 2,389,756
 =====================================================================

 (a) Reclassified for comparative purposes.

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
 (In thousands)

                            Three Months Ended     Nine Months Ended
                               September 30          September 30
                              2005     2004(a)      2005       2004(a)
 ---------------------------------------------------------------------
  Cash flows from
  operating activities:
   Net income               $ 39,990  $ 38,553   $ 104,785  $  86,223
   Adjustments to reconcile
    net income to net cash
    provided (used) by
    operating activities:
     Depreciation             47,844    45,047     145,307    133,448
     Amortization                625       670       1,895      1,859
     Equity in income of
      unconsolidated
      entities, net               29       (38)        (92)      (210)
     Dividends or
      distributions from
      unconsolidated
      entities                    60        --          60        544
     Other, net                 (308)  (11,593)      4,270     (5,823)
     Changes in assets and
      liabilities, net of
      acquisitions and
      dispositions of
      businesses:
       Accounts receivable   (50,297)  (10,161)    (57,577)   (67,015)
       Inventories             6,416   (27,393)    (43,060)   (54,079)
       Accounts payable          (29)    5,104       2,654     16,710
       Accrued interest
        payable                4,208     4,467      18,385     17,752
       Accrued
        compensation           8,172     5,753         484      7,849
       Other assets and
        liabilities           41,382    18,459      55,468     28,567
 ---------------------------------------------------------------------
   Net cash provided by
    operating activities      98,092    68,868     232,579    165,825
 ---------------------------------------------------------------------
 Cash flows from
  investing activities:
   Purchases of property,
    plant and equipment      (73,470)  (54,727)   (209,247)  (153,883)
   Purchase of businesses,
    net of cash acquired       1,135        --      (7,011)    (5,165)
   Proceeds from sales
    of assets                  2,858       816      17,353      3,564
 ---------------------------------------------------------------------
   Net cash used by
    investing activities     (69,477)  (53,911)   (198,905)  (155,484)
 ---------------------------------------------------------------------
 Cash flows from
  financing activities:
   Short-term borrowings,
    net (including re-
    classifications to
    long-term debt)          (56,160)     (729)       (937)     1,610
   Current maturities and
    long-term debt:
     Additions                78,420    53,825     147,482    152,829
     Reductions (including
      reclassifications
      to short-term          (27,605)  (35,499)   (120,956)  (121,409)
      borrowings)
   Cash dividends paid
    on common stock          (12,496)  (11,314)    (37,407)   (33,831)
   Common stock issued
    - options                  2,265     2,376       8,336     10,350
   Other financing
    activities                   (29)   (2,183)     (3,532)    (4,778)
 ---------------------------------------------------------------------
   Net cash provided
    (used) by financing
    activities               (15,605)    6,476      (7,014)     4,771
 ---------------------------------------------------------------------
 Effect of exchange rate
  changes on cash                670       492      (7,522)    (1,863)
 ---------------------------------------------------------------------
 Net increase in cash and
  cash equivalents            13,680    21,925      19,138     13,249

 Cash and cash equivalents
  at beginning of period      99,551    71,534      94,093     80,210
 ---------------------------------------------------------------------
 Cash and cash equivalents
  at end of period          $113,231  $ 93,459   $ 113,231  $  93,459
 =====================================================================

 (a) Reclassified for comparative purposes.

 Harsco Corporation
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In thousands)

                             Three Months Ended     Three Months Ended
                             September 30, 2005     September 30, 2004

                                      Operating              Operating
                                        Income                 Income
                              Sales     (loss)       Sales     (loss)
 ---------------------------------------------------------------------
 Mill Services Segment      $254,857   $ 23,095   $ 244,904   $ 24,958
 Access Services Segment     195,353     20,867     176,338     13,446
 Gas Technologies Segment     98,010      5,168      84,448      2,444
 Engineered Products and
  Services ("all other")
  Category                   149,249     20,872     111,598     13,667
 General Corporate               --        (387)        --         (63)
 ---------------------------------------------------------------------
 Consolidated Totals        $697,469   $ 69,615   $ 617,288   $ 54,452
 =====================================================================

                              Nine Months Ended      Nine Months Ended
                             September 30, 2005     September 30, 2004

                                      Operating              Operating
                                        Income                 Income
                              Sales     (loss)       Sales     (loss)
 ---------------------------------------------------------------------
 Mill Services Segment      $794,778   $ 83,500   $723,445    $ 75,056
 Access Services Segment     585,527     51,486    517,273      31,168
 Gas Technologies Segment    270,178     10,896    244,964      10,799
 Engineered Products and
  Services ("all other")
  Category                   383,194     48,183    305,456      33,007
 General Corporate               --      (2,672)       --       (1,007)
 ---------------------------------------------------------------------
 Consolidated Totals      $2,033,677   $191,393  $1,791,138   $149,023
 =====================================================================

CONTACT: Harsco Corporation
         Media Contact
           Kenneth Julian
           717.730.3683
           kjulian@harsco.com
         Investor Contact
           Eugene M. Truett
           717.975.5677
           etruett@harsco.com